                                                                    EXHIBIT 12.1


          MERITAGE CORPORATION
     COMPUTATION OF RATIO OF EARNINGS TO FIXED
                    CHARGES
       (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)



                                                                 Years ended December 31,
                                                  ------------------------------------------------------          Three months
                                                  Predecessor   Monterey        Meritage Corporation            ended March 31,
                                                   Company       Homes     -----------------------------       ------------------
COMPUTATION OF EARNINGS:                            1996         1997       1998          1999      2000       2000          2001
------------------------                            ----         ----       ----          ----      ----       ----          ----

       Earnings before income taxes and           $    322     $ 15,199   $ 30,500     $ 32,215   $ 56,762   $  7,523     $ 12,181
          extraordinary item

       Add:
       Interest expense, including amortization
          of deferred debt costs                       238          165        490           96         98   $     24     $     24
       Interest portion of rent expense(1)             184          593        538          557        804        201          485
                                                  --------     --------   --------     --------   --------   --------     --------
       EARNINGS, AS ADJUSTED:                     $    744     $ 15,957   $ 31,528     $ 32,868   $ 57,664   $  7,747     $ 12,690
                                                  ========     ========   ========     ========   ========   ========     ========

COMPUTATION OF FIXED CHARGES:

       Interest expense, including amortization   $    238     $    165   $    490     $     96   $     98   $     24     $     24
         of deferred debt costs
       Interest portion of rent expense(1)             184          593        538          557        804        201          485
       Capitalized interest                          3,700        3,679      3,711        7,025     10,626      1,868        3,074
                                                  --------     --------   --------     --------   --------   --------     --------
       TOTAL FIXED CHARGES:                       $  4,122     $  4,437   $  4,739     $  7,678   $ 11,528   $  2,092     $  3,583
                                                  ========     ========   ========     ========   ========   ========     ========
RATIO OF EARNINGS TO FIXED CHARGES:                  0.18x(2)     3.60x      6.65x        4.28x      5.00x      3.70x        3.54x
                                                  ========     ========   ========     ========   ========   ========     ========



                      (1) represents 50% of rental expense

                      (2) For the year ended December 31, 1996, earnings were
                          inadequate to cover fixed charges by approximately $3.4 million, since the 1996 results are those of our predecessor company (Homeplex Mortgage Investment Co.) and our operations were substantially different than our current homebuilding operations.